NEWS FOR IMMEDIATE RELEASE
April 30, 2014

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Reports First Quarter 2014 Results

Spokane, WA, April 30, 2014 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the first quarter ended March 31, 2014.

Overview
●
Gross revenue, from all sources including non-directly delivered programs, of $1.6 million during the seasonally slower first quarter compared to $2.9 million in the prior year period. Traveled 183 delegates compared to 572 delegates in the first quarter of 2013, which included the Presidential Inauguration Program that traveled in January 2013.

●	Gross margin of $1.1 million compared to $1.4 million in the 2013 period.

●	Operating expenses for the quarter, excluding the impact of special items, of $10.0 million, a decrease of $2.0 million year-over-year.

●	Net loss before special items of $7.3 million compared to $6.7 million last year; Net loss of $7.6 million, compared to net loss of $8.1 million in the first quarter of 2013.

●	Cash and cash equivalents and available-for-sale securities balance of $64.4 million; deployable cash, as defined, of $15.0 million and no debt outstanding.

●
Enrolled revenue for 2014 programs down 6.8 percent year-over-year for all programs and 8.4 percent year-over-year for core Student Ambassador Programs.  Prior year enrolled travelers for Discovery Student Adventures and People to People China programs have been excluded for year-over-year comparability given the Company’s decision during the third quarter of 2013 to no longer operate these programs in 2014.

Financial Highlights
(in thousands except percent and per share data)

	UNAUDITED
	Quarter ended March 31,
	2014	2013
Gross revenue, all travel programs	$560	$1,894
Internet content and advertising revenue	$1,008	$999
Gross revenue, all sources	$1,568	$2,893
Gross margin, all travel programs	$180	$522
Gross margin, internet content and advertising	$876	$870
Gross margin, all sources	$1,056	$1,392
Gross margin percentage	67.3%	48.1%
Operating expense	$10,241	$14,185
Operating expense, before special items	$9,952	$11,994
Operating income, internet content and advertising	$336	$332
Net loss before special items	$(7,310)	$(6,663)
Net loss	$(7,551)	$(8,059)
Loss per diluted share before special items	$(0.44)	$(0.39)
Loss per diluted share	$(0.45)	$(0.47)

Commenting on the Company’s results, Anthony Dombrowik, Ambassadors Group Interim Chief Executive Officer said, “We gained efficiencies this quarter, evidenced by the $2 million reduction in operating expenses before special items.  As we continue to focus on protecting our profitability, we are targeting a $3 million to $4 million reduction in operating expenses on a full year basis during 2014, in addition to the $10.8 million of cost savings achieved in 2012 and 2013.”

Dombrowik continued, “While being fiscally responsible, we have also made meaningful progress in our evolution to a year-round, integrated multi-channel marketing and sales strategy. In the first quarter we saw the integrated model begin to deliver important efficiencies on a year-over-year basis as we applied what we have learned in the last year from multiple test initiatives. For instance, the recently completed winter campaign, aimed at 2014 travel season enrollments, delivered about 90 percent of last year’s campaign on a 35 percent reduction in spend. We have also driven meaningful efficiencies in our spring campaign aimed at 2015 travel season enrollments owing to our ongoing efforts to source, nurture, and enroll leads across existing and new direct mail, digital, and relationship-based marketing and sales channels. As a reminder, we held our first-ever spring campaign last year; it was designed to uncover the optimal volume, targeting, timing, messaging and markets for this time period. Based on our findings, we deliberately ran a smaller campaign this spring, which thus far has delivered our anticipated enrollments on decreased spend, while also exhibiting notable year- over- year improvements in response rates and meeting attendance.”

Dombrowik concluded, “We have delivered gross Student enrollments for the 2014 travel season on par with the prior year, while materially improving our marketing and financial model.  While we are encouraged by the results of our recent campaigns, the reality is that we continue to face a higher withdrawal rate for the 2014 travel season in spite of our augmented retention efforts. Personal financial reasons are by far the number one factor for families that withdraw -- even more so than in 2013.  As a result, we have seen our net enrollments for the 2014 travel season remain on the trajectory we noted last quarter, with point in time enrolled revenue now down 6.8 percent. We are disappointed with these results; however, we firmly believe the long-range changes we are making to our sales and marketing strategies are the right ones to put us on track to not only drive delegate growth, but also do so in a more cost effective manner.  Our extended sales and delivery business cycle demands that we take a long-term view and rigorously apply what we have learned over each seasonal campaign. The spring campaign for 2015 travel is a strong foundation as we prepare for our next push for enrollments this fall for 2015.”

First Quarter 2014 Results

During the first quarter of 2014, the Company traveled 183 delegates, compared to 572 delegates during the prior year quarter, which included travelers on the Company’s Presidential Inauguration Program in January 2013. As a result, total revenue of $1.6 million declined 46 percent from $2.9 million in the prior year quarter. Gross margin for the quarter was $1.1 million compared to $1.4 million in the first quarter of 2013. Gross margin percentage increased to 67.3 percent from 48.1 percent in the prior year period due primarily to a higher mix of revenue contribution from BookRags, the Company’s online education research business. Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.

First quarter 2014 operating expenses were $10.2 million, down 28 percent from $14.2 million in the prior year period.  Excluding special items, first quarter 2014 operating expenses declined $2.0 million, or 17 percent.  Selling and marketing expenses decreased approximately $1.5 million year- over -year mainly due to a purposeful reduction in marketing spend as well as lower overall personnel costs.  General and administrative expenses decreased approximately $2.5 million primarily due to separation expenditures incurred in the first quarter of 2013 that did not recur in the current period.

Net loss for the first quarter of 2014 was $7.6 million, or $0.45 per diluted share, compared to net loss of $8.1 million, or $0.47 per diluted share, in the prior year period. First quarter 2014 net loss before special items was $7.3 million compared to $6.7 million in 2013.

Balance Sheet and Liquidity

Total assets at March 31, 2014 were $114.8 million including cash, cash equivalents and short-term available-for-sale securities of $64.4 million. Long-term assets totaled $32.0 million primarily reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building, which has been listed for sale. Total liabilities were $66.0 million, including $60.6 million in participant deposits for future travel. The Company had no debt outstanding and deployable cash of $15.0 million at March 31, 2014.  Deployable cash is a non-GAAP measure defined in the attached schedules.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchases of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Three months ended March 31,
	2014	2013
Net cash provided by operating activities	$19,365	$20,131
Purchases of property, equipment and intangibles	(760)	(688)
Free cash flow	18,605	19,443

Net proceeds from sale (purchase) of available-for-sale securities	(15,489)	(15,444)
Dividend payments to shareholders	-	(1,017)
Repurchase of common stock	-	(487)
Other cash flows, net	(15)	(346)
Net increase in cash and cash equivalents	$3,101	$2,149

Outlook for 2014

As of April 27, 2014, enrolled revenue for 2014 travel programs was 102.3 million, down 6.8 percent from the same point last year, based on enrolled travelers of 16,849 compared to 18,149. Enrolled revenue for the Company’s core product, Student Ambassadors, is down 8.4 percent to 91.9 million compared to 100.3 million at the same date last year, based on enrolled travelers of 13,138 compared to 14,591. Prior year data excludes the impact of enrolled travelers for Discovery Student Adventures and China programs as of this time last year to reflect year-over-year comparability given the Company’s decision to no longer operate these programs in 2014.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

The Company is updating its guidance for 2014 as follows:

●	Consolidated gross revenues for all programs and operations to be between $104 million and $110 million;

●	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 36 percent to 37 percent; and

●	Net income before any special items of between $0 and $2 million.

Conference Call and Webcast Information

The Company will host a conference call to discuss first quarter 2014 results of operations on Thursday, May 1, 2014, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 877-280-2342 or 212-444-0896 (international) and providing the passcode: 1896989.  Approximately 24 hours following the call, a webcast will be available through August 1, 2014 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through May 6, 2014 and can be accessed by dialing 888-203-1112 or 719-457-0820 (international) and providing the pass code: 1896989.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent Company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 27, 2014, and its proxy statement filed April 11, 2014.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended March 31,
	2014	2013	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$116	$-	$116	100%
Gross revenue, directly delivered programs (2)	273	1,894	(1,621)	-86%
Internet content and advertising revenue	1,008	999	9	1%
Total revenue	1,397	2,893	(1,496)	-52%
Cost of sales, directly delivered programs (2)	209	1,372	(1,163)	-85%
Cost of sales, internet content and advertising	132	129	3	2%
Gross margin (3)	1,056	1,392	(336)	-24%

Operating expenses:
Selling and marketing	6,993	8,519	(1,526)	-18%
General and administration	3,140	5,666	(2,526)	-45%
Restructuring costs	108	-	108	100%
Total operating expenses	10,241	14,185	(3,944)	-28%

Operating loss	(9,185)	(12,793)	3,608	28%

Other income (expense):
Interest and dividend income	131	127	4	3%
Foreign currency and other income	3	20	(17)	-85%
Total other income	134	147	(13)	-9%
Loss before income tax benefit	(9,051)	(12,646)	3,595	28%
Income tax benefit	1,500	4,587	(3,087)	-67%
Net loss	$(7,551)	$(8,059)	$508	6%

Weighted average shares outstanding – basic	16,755	17,001	(246)	-1%
Weighted average shares outstanding – diluted	16,755	17,001	(246)	-1%

Net loss per share — basic	$(0.45)	$(0.47)	$0.02	4%
Net loss per share — diluted	$(0.45)	$(0.47)	$0.02	4%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended March 31,
	2014	2013	% Change
Gross revenue	$287	$-	100%
Cost of sales	171	-	100%
Net revenue	$116	$-	100%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	UNAUDITED		AUDITED
	March 31,		December 31,
	2014	2013	2013
Assets
Current assets:
Cash and cash equivalents	$12,574	$8,299	$9,473
Available-for-sale securities	51,834	47,634	36,174
Foreign currency exchange contracts	20	79	-
Prepaid program cost and expenses	14,661	26,361	7,069
Accounts receivable	1,312	1,353	1,792
Deferred tax assets	2,382	375	1,295
Total current assets	82,783	84,101	55,803
Property and equipment, net	17,925	25,737	18,452
Available-for-sale securities	723	729	719
Foreign currency exchange contracts	15	32	-
Deferred tax assets	-	779	-
Intangibles	3,502	3,553	3,522
Goodwill	9,781	9,781	9,781
Other long-term assets	84	82	82
Total assets	$114,813	$124,794	$88,359

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$3,339	$4,954	$3,587
Participants’ deposits	59,877	62,821	26,362
Foreign currency exchange contracts	134	56	244
Deferred tax liabilities	-	-	-
Other liabilities	130	101	119
Total current liabilities	63,480	67,932	30,312
Participants’ deposits	712	357	-
Foreign currency exchange contracts	-	-	52
Deferred tax liabilities	1,835	-	2,087
Total liabilities	66,027	68,289	32,451
Stockholders’ equity	48,786	56,505	55,908
Total liabilities and stockholders’ equity	$114,813	$124,794	$88,359

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	UNAUDITED
	March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(7,551)	$(8,059)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,307	1,326
Stock-based compensation	202	1,751
Deferred income tax benefit	(1,484)	(3,724)
Loss on disposition and impairment of property and equipment	-	4
Excess tax shortfall from stock-based compensation	15	351
Change in assets and liabilities:
Accounts receivable and other assets	478	(500)
Prepaid program costs and expenses	(7,592)	(9,197)
Accounts payable, accrued expenses, and other current liabilities	(237)	736
Participants’ deposits	34,227	37,443
Net cash provided by operating activities	19,365	20,131

Cash flows from investing activities:
Purchase of available-for-sale securities	(15,609)	(15,633)
Proceeds from sale of available-for-sale securities	120	189
Purchase of property and equipment	(678)	(606)
Purchase of intangibles	(82)	(82)
Net cash used in investing activities	(16,249)	(16,132)

Cash flows from financing activities:
Repurchase of common stock	-	(487)
Dividend payment to shareholders	-	(1,017)
Proceeds from exercise of stock options	-	5
Excess tax shortfall from stock-based compensation	(15)	(351)
Net cash used in financing activities	(15)	(1,850)

Net increase in cash and cash equivalents	3,101	2,149
Cash and cash equivalents, beginning of period	9,473	6,150
Cash and cash equivalents, end of period	$12,574	$8,299

Special Items

During the third quarter of 2013, the Company announced its decision to restructure two of its travel programs believed to be no longer financially viable in their current form – Discovery Student Adventures and People to People China.  During the first quarter of 2014, the Company incurred additional expenditures of approximately $0.1 million related to the continued transition out of these travel programs.

In connection with the February 2013 resignations of two executives, the Company incurred separation payments of approximately $2.7 million recorded during the first quarter of 2013.

In addition, as previously disclosed, the Company has incurred legal and other fees in relation to a shareholder class action suit and to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Forms 10-K and 10-Q.  These two matters were settled in 2012, however, the Company received a recovery of funds from insurance coverage on these matters during the first quarter of 2013.

As a result of these events, the operations as presented in the accompanying financial statements for the three months ended March 31, 2014 and 2013 do not necessarily reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Loss		EPS
	Three months ended March 31,		Three months ended March 31,
	2014	2013	2014	2013
Amount before special items	$(7,310)	$(6,663)	$(0.44)	$(0.39)
Restructuring costs	(108)	-	-	-
Legal and other fees	(172)	547	(0.01)	0.03
Separation payments	(9)	(2,738)	-	(0.16)
Tax impact	48	795	-	0.05
Amount per consolidated statement of operations	$(7,551)	$(8,059)	$(0.45)	$(0.47)

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at March 31, 2014 and 2013 (in thousands):
	UNAUDITED
	March 31,		December 31,
	2014	2013	2013
Cash, cash equivalents and short-term available-for-sale securities	$64,408	$55,933	$45,647
Prepaid program cost and expenses	14,661	26,361	7,069
Less: Participants’ deposits	(60,589)	(63,178)	(26,362)
Less: Accounts payable / accruals / other liabilities	(3,469)	(5,055)	(3,706)
Deployable cash	$15,011	$14,061	$22,648